Exhibit 10.1

Execution Version

January 2, 2025

SCLX Stock Acquisition JV

960 San Antonio Rd.

Palo Alto, CA 94303

Attn: Xiao Xu

Scilex Holding Company

960 San Antonio Rd.

Palo Alto, CA 94303

Attn: Stephen Ma

VIA EMAIL

RE: Deferral and Consent under Tranche B Senior Secured Convertible Note (this “Consent Letter”)

Ladies and Gentlemen:

Reference is made to (i) that certain Securities Purchase Agreement, dated as of October 7, 2024 (the “SPA”), between Scilex Holding Company, a Delaware corporation (the “Company”), each investor listed on the Schedule of Buyers attached thereto, (the “Buyers”) and Acquiom Agency Services LLC, a Colorado limited liability company, as collateral agent, (ii) that certain Tranche B Senior Secured Convertible Note, dated as of October 8, 2024 (the “Note”, and together with the Tranche B Senior Secured Convertible Notes, dated as of such date and held by each other holder thereof, the “Tranche B Notes”), issued by Scilex to BPY Limited (“BPY”) and Nomis Bay Limited (“Nomis”), as Holder (each, a “Holder” and collectively, the “Holders”), (iii) that certain Amended and Restated Security Agreement, dated as of October 8, 2024 (the “Security Agreement”), among the Company, SCLX Stock Acquisition JV (“SCLX JV”) and the other subsidiaries of the Company party thereto and Acquiom, as the collateral agent (the “Agent”) for the holders of the Note and all Other Notes (as defined in the Note) (collectively, the Holder and holders of the Other Notes, the “Holders”), their endorsees, transferees and assigns (collectively with the Agent, the “Secured Parties”) and as collateral agent for the holders of certain Tranche A Notes (as defined therein) and (iv) all related Transaction Documents, as defined in the SPA.

Capitalized terms used but not defined herein are used with the respective meanings assigned to them in the SPA or the Note, as applicable.

WHEREAS, pursuant to Section 14 of the Tranche B Notes, subject in all respects to the terms of the Intercreditor Agreement, commencing on January 2, 2025 (the “First Amortization Payment Date”), the Company is required to redeem in cash (the “First Amortization Payment”) such portion of the Principal of the Note equal to each Holder’s Holder Pro Rata Amount of $6,250,000 per Fiscal Quarter (pro rated for the number of days during such Fiscal Quarter during which this Note is outstanding) (together with any Interest, Make-Whole Amount and any Late Charges on any such Principal, Interest and/or Make-Whole Amount, as applicable) at a redemption price equal to 100% of such Amortization Amount;

WHEREAS, each Holder may waive any Amortization of the Note by delivery of a written notice to the Company duly executed and delivered by such Holder; and the Company has requested that the undersigned Holders agree to not require payment of the First Amortization Payment on the First Amortization Payment Date and instead effect the Deferrals (as defined below);

WHEREAS, if the Deferrals are not obtained and the Company is not able to satisfy its payment obligations pursuant to Section 14 of the Notes in cash when due, certain Events of Default will occur under the Tranche B Notes (the “Anticipated Events of Default”);

WHEREAS, if an Event of Default occurs under the Note, the Agent and the Holders will be entitled to exercise certain secured creditor remedies pursuant to the Note and the other Transaction Documents, including, without limitation by recourse against the assets of SCLX JV as a grantor under the Security Agreement;

WHEREAS, subject to and in consideration of the Deferrals (and the avoidance of the Anticipated Events of Default as a result thereby), SCLX JV has agreed to deliver to the Holders (or their designee) by deposit/withdrawal at custodian with the Depository Trust Company an aggregate of 5,000,000 fully paid, legend free and freely tradeable, shares of common stock, par value $0.0001 per share, of the Company (the “Relevant Scilex Shares” and each a “Relevant Scilex Share”) held by SCLX JV, of which 2,500,000 shares will be delivered to Oramed Pharmaceuticals Inc. (“Oramed”), 720,000 shares will be delivered to BPY, 1,280,000 shares will be delivered to Nomis, and 500,000 shares will be delivered to 3i LP; and

WHEREAS, each Holder and the Company have duly authorized the execution and delivery of this Consent Letter and have done all things necessary to make this Consent Letter a valid and binding agreement in accordance with its terms.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following is agreed:

Section 1 Limited Deferral and Consent.

(a) Effective as of the later of (i) the time of execution and delivery of this Consent Letter and (ii) the time of the delivery to the Holders (or their designee) by deposit/withdrawal at custodian with the Depository Trust Company of the Relevant Scilex Shares (the “Equity Consideration Payment”), the Holders hereby defer the Company’s obligation to make the required payment of the First Amortization Payment until January 31, 2025.

(b) Effective as of the latest of (i) the time of execution and delivery of this Consent Letter, (ii) the time of the Equity Consideration Payment and (iii) the time of grant of the Royalty and Exclusive Rights contemplated pursuant to the Term Sheet attached hereto as Exhibit A (the “Term Sheet”), the Holders hereby defer the Company’s obligation to make the required payment of the First Amortization Payment until the Maturity Date and the Company and, in connection therewith, the undersigned Holders hereby agree that the First Amortization Payment shall thereafter be added to the amount that the Company shall pay to the Holder on the Maturity Date pursuant to Section 1 of the Tranche B Notes.

(c) The Holders hereby:

(i) agrees, and hereby directs the Agent to agree, that solely upon the substantially simultaneous delivery by Scilex JV of the Equity Consideration Payment to the Holder, that any security interest and lien that Agent and Holder may have solely in the Relevant Scilex Shares shall be released; and

(ii) agrees, and the Holder hereby directs the Agent to execute and deliver to the Company or SCLX JV, as applicable, any such additional documents, instruments or releases as are reasonably requested and necessary to give effect to the delivery by Scilex JV of the Equity Consideration Payment to the Holder.

(d) The foregoing limited deferrals and consent contained in Sections 1(a) and 1(b) (the “Deferrals”) (i) are each a one-time deferral and consent, (ii) are, subject to the satisfaction of the respective conditions precedent thereto, expressly limited to the Deferrals described above in Sections 1(a) and 1(b), (iii) shall not be deemed or otherwise construed to constitute a consent to any other extension, whether or not similar to the Deferrals described above in Sections 1(a) and 1(b), and (iv) shall not operate as a waiver of any right, power or remedy of the Agent or any Holder under the Note, any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver, release or modification of the Company’s or any Subsidiary’s obligations to comply with all terms and conditions of the Note and other Transaction Documents. Subject to satisfaction of the applicable condition precedent set forth above in Sections 1(a) and 1(b), each undersigned Holder grants the limited Deferrals set forth in Sections 1(a) and 1(b) in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such Deferrals shall not constitute a course of dealing or impair the Agent’s or any Holder’s right to withhold any similar deferral or consent in the future.

Section 2 Representations and Warranties. In order to induce the Agent and the Holder to enter into this Consent Letter, each of the Company and the SCLX JV (each, a “Borrower Party”), severally, hereby represents and warrants as of the date hereof that:

(a) neither it nor any other Person acting on its behalf has provided any of the undersigned Holders or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries;

(b) such Borrower Party has the full right, power and authority to enter into and execute this Consent Letter and to perform all its obligations hereunder and under the Note and the Transaction Documents, as modified hereby;

(c) the execution and delivery of this Consent Letter has been duly and validly authorized by all necessary action on the part of such Borrower Party, and shall constitute the legal, valid and binding obligations of such Borrower Party enforceable against such Borrower Party in accordance with the terms hereof, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(d) neither the execution and delivery of this Consent Letter, nor the taking of any actions contemplated hereby and the performance of the obligations hereunder by such Borrower Party or any other Subsidiary, does or will, with or without the giving of notice, lapse of time or both, (i) violate or constitute a default, event of default, or event creating a right of acceleration, termination or cancellation of any obligation under any term or provision of any agreement, credit facility, debt or other instrument evidencing Company or Subsidiary Indebtedness (after giving effect to any prior or concurrent consents or waivers under any such agreement, credit facility, debt or other instrument to which such Borrower Party or such Subsidiary is a party or otherwise subject); or (ii) violate any rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Borrower Party or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of such Borrower Party or a Subsidiary is bound or affected;

(e) to avoid the Anticipated Events of Default, the delivery of the Relevant Scilex Shares to the Holders in connection with this Consent Letter is in the best interests of such Borrower Party and its stockholders and/or beneficiaries, as applicable;

(f) that the Company has furnished to each Holder who has requested in writing (or, if requested following the execution of this Consent Letter, shall furnish promptly but in not more than three (3) Business Days following such request) a statement setting forth the true, complete and correct statement of the capitalization of the Company, identifying the authorized and issued and outstanding shares of the capital stock (including any class or series thereof) and other equity securities of the Company on an aggregate basis as of (i) the date of this Consent Letter and (ii) immediately after giving effect to the Equity Consideration Payment;

(g) no authorization, consent, approval, license, exemption of or filing or registration with any governmental authority, is or will be necessary for the execution and delivery of this Consent Letter; and

(h) immediately prior to and after giving effect to this Consent Letter, no Event of Default exists and is continuing on the date hereof.

Section 3 Affirmation.

(a) Except as expressly consented pursuant to Section 1 hereof, each Borrower Party hereby expressly reaffirms, as of the date hereof, all its covenants and agreements contained in the Note and each Transaction Document and agrees that none of its covenants and agreements set forth in the Note or any other Transaction Document shall be reduced or limited by the execution and delivery of this Consent Letter.

(b) Each Borrower Party (on behalf of itself and its Subsidiaries) hereby (i) affirms that each of the Liens granted in or pursuant to the Security Documents are valid and subsisting, and (ii) agrees that this Consent Letter and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Security Documents and such Liens continue unimpaired with the same priority to secure repayment of all Obligations in accordance with the Transaction Documents, whether heretofore or hereafter incurred.

Section 4 Disclosure of Transaction. The Company shall, on or before 8:30 a.m., New York City time, on January 3, 2025, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby and pursuant to the Term Sheet in the form required by the Securities Exchange Act of 1934, as amended (the “1934 Act”) and attaching this Consent Letter and the Term Sheet (together, the “Waiver Documents”), to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the Securities and Exchange Commission by the Company (including, without limitation, this Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holders by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by the Waiver Documents or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holders or any of its affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holders shall issue any press releases or any other public statements with respect to the transactions contemplated hereby without the prior written consent of the other party (which shall not be unreasonably withheld); provided, however, the Company shall be entitled, without the prior approval of the Holders, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holders shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holders (which may be granted or withheld in the Holders’ sole discretion), except as required by applicable law, rule or regulation the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holders in any filing, announcement, release or otherwise.

Section 5 Agent Direction. The Holder hereby authorizes and directs the Agent to execute this Consent Letter and to enter into any documentation reasonably required by Section 1 above. The Holder’s authorization and direction pursuant to this Consent Letter, read simultaneously with the authorization and direction by each other Holder pursuant to their respective consent letters, collectively constitutes an authorization and direction from all the Holders to enter into each such consent letter and any documentation reasonably required by Section 1 thereof. To the extent the grant of the Royalty and Exclusive Rights contemplated pursuant to the Term Sheet does not take place on or prior to January 31, 2025, the Holders shall provide the Agent with immediate notice thereof in writing.

Section 6 Miscellaneous.

(a) Section headings in this Consent Letter are included herein for convenience of reference only and shall not constitute a part of this Consent Letter for any other purposes.

(b) This Consent Letter may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same agreement. In proving this Consent Letter or any other Transaction Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures hereto delivered by electronic transmission shall be deemed an original signature hereto.

(c) No waiver or modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed by all of the parties hereto or thereto.

(d) From and after the date on which this Consent Letter shall be effective, the term “Transaction Documents” in the Note and the other Note Documents shall include, without limitation, this Consent Letter and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(e) THE TERMS AND PROVISIONS OF SECTION 31 (GOVERNING LAW) OF THE NOTE ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY TO THIS CONSENT LETTER MUTATITIS MUTANDIS AS IF FULLY SET FORTH HEREIN.

(f) Within five (5) Business Days of the execution of this Consent Letter, the Company shall pay by wire transfer of immediately available funds the Initial Deposit (as defined in the Term Sheet) to Kelley Drye & Warren, LLP and Morgan, Lewis & Bockius LLP (counsels to BPY and Nomis) (“Holder Counsel”). Without limitation of the right to receive the Initial Deposit, the Company shall promptly reimburse Holder Counsel, on demand, for any fees incurred by then in connection with preparing and delivering this Consent Letter and the transactions contemplated by the Term Sheet (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned have caused their respective signature page to this Consent Letter to be duly executed as of the date first written above.

NOMIS BAY LTD

By:	/s/ Jason Jagessar
Name: Jason Jagessar
Title: Director

BPY LIMITED

By:	/s/ Jason Jagessar
Name: Jason Jagessar
Title: Director

SCLX STOCK ACQUISITION JV LLC

By:	/s/ Xiao Xu
Name: Xiao Xu
Title: Sole Manager

ACQUIOM AGENCY SERVICES LLC

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Executive Director

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer and President

[Signature Page to Tranche B Waiver]

EXHIBIT A

TERM SHEET

Term Sheet for Scilex Waiver

The purpose of this letter is to set forth the indicative terms pursuant to which, subject to certain conditions set forth herein, the below identified Investors would receive certain securities and other rights of Scilex Holding Company (the “Company”) and certain of its affiliates. The terms and conditions set forth herein are subject to change and this letter does not constitute an offer. The issuance and of such securities is subject to completion of due diligence to each Investor’s satisfaction, the preparation of definitive documentation to effect the transaction that is mutually satisfactory to the parties and, in the case of each Investor, such Investor shall have determined that subsequent to the date hereof and prior to the closing of the transaction, there shall have been no material adverse developments relating to the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

Company	Scilex Holding Company (the “Company”)

Investors	Oramed Pharmaceuticals Inc., Nomis Bay Ltd. (“Nomis Bay”), BPY Limited (“BPY”) and 3i, LP (“3i”) (collectively, the “Investors” and each an “Investor”)

Related Securities	Secured Convertible Notes (the “Tranche B Notes”)

Amortization Amount	$6,250,000 + 11% Make-Whole ($687,500)

Effective Date of Deferral	January 2, 2025

Waiver	The Investors agree to defer their right to receive an aggregate amount of $5,250,000 of the $6,250,000 amortization payment and $577,500 of the $687,500 make whole interest payment scheduled for January 2, 2025 under the Tranche B Notes. The deferred portions will be added to the final note payment due on October 6, 2026.

Equity Consideration from Scilex JV	The Investors shall collectively receive 5 million free trading shares, which shall be allocated: 2,500,000 shares for Oramed; 720,000 shares for BPY; 1,280,000 shares for Nomis Bay; and 500,000 shares for 3i.

Royalty

The Company will, simultaneously and as a separate transaction, enter into an agreement pursuant to which the Investors will collectively receive a 10 year, assignable, freely transferable, 4% royalty (the “Royalty”) on the worldwide Net Sales of Gloperba and Elyxyb (the “Products”), excluding sales of Elyxyb in Canada.

“Net Sales” shall be defined as global gross sales revenue from the Products including any related, improved, successor, replacement, or varying dosage forms of the Company’s product, less deductions for returns, rebates, allowances, discounts and other customary deductions to be defined in the definitive documentation.

Each Investor’s right to the royalty will be secured and appropriate protections will be put in place including, as appropriate, security interests or transfers to bankruptcy remote SPVs all intellectual and other property necessary to make, have made, use, sell, offer to sell, import, export, develop or otherwise commercialize the Products including any related, improved, successor, replacement, or varying dosage forms of the product. Such security interests shall be no less favorable to the Investors than those provided in that certain Security Agreement, dated October 8, 2024, between the Scilex Pharmaceuticals Inc. and certain of the Investors or their affiliates in respect of the Purchased Receivables (as defined therein). The definitive documentation shall contain standard and customary protections for the Investors, including, but not limited to negative and control covenants, development and marketing obligations on the Company.

Exclusive Rights	Worldwide (excluding rights previously licensed to the Company in respect of the U.S. and in Canada for Elyxyb) exclusive right, license, and interest to all products rights for the development, out-licensing, commercialization of the Products and any related, improved, successor, replacement or varying dosage forms of each Product in the event that the Company secures license and commercialization rights with respect to any jurisdiction other than the U.S (the “EX-US Product Rights). The Company shall use commercially reasonable efforts to promptly obtain worldwide EX-US Product Rights (or, if directed by the Investors, a subset of jurisdictions). The Investors shall have the right (but not the obligation) to collectively fund up to 50% of the cash purchase price to acquire an Ex-US Product Rights (and, unless otherwise agreed by the Investors, Oramed on the one hand, and the other Investors, on the other hand shall each be entitled to fund 25% of such purchase price; provided that if any Investor determines not to fund, the other investors shall have the right to fund its pro rata portion of any such remaining portion). If an Investor elects to fund any portion of the cash purchase price in respect of an Ex-US Product Rights, such Investor shall receive revenues from the commercialization, licensing or any other activities in respect of such Ex-US Product Rights in proportion to the percentage of the cash purchase price that Investor has funded.

Canadian Distribution Rights Elyxyb	Exclusive right, license, and interest to all products rights for the development, out-licensing, commercialization of Elyxyb in Canada, including any related, improved, successor, replacement or varying dosage forms. Net revenue split 50-50 between the Company, on the one hand, and the Investor, on the other hand. To be added to current ZTLido distribution if possible. For the avoidance of doubt, no royalties shall be payable based on the sale, distribution or other exploitation of Elyxyb in Canada.

Registration	The shares shall be registered and shall be freely tradable without restrictions.

Closing Conditions

The Company shall secure an agreement to extend the maturity of its obligations under the Senior Secured Promissory Note issued to Oramed on September 21, 2023 to December 31, 2025, which agreement shall be in form and substance acceptable to Oramed in its sole discretion and capacity and as the sole holder of the Tranche A Notes (the “Tranche A Maturity Extension”). For the avoidance of doubt, the Investors are continuing to discuss the parameters of any payment sequencing, including as to the proceeds from any equity or debt financing, which will be addressed in definitive transaction documents and will be binding on the Company.

The Tranche A Maturity Extension shall provide for, among other things, additional covenants in respect of the conduct of the Company’s business requiring: (i) that increases to the compensation of any officer, director or member of senior management or the making of any additional incentive equity awards to such persons require the consent of the Tranche A Noteholders; and (ii) that the proceeds of any Subordinated Debt (as defined in the Tranche A Note) must be applied to repay the Tranche A Note unless otherwise agreed by the Tranche A Noteholders.

Legal and Diligence Fees	The Company shall pay a $75,000 deposit (the “Initial Deposit”) upon signing this term sheet to the counsel for Oramed and to the counsels (collectively) for the other Investors for their respective legal fees. Additionally, each Investor’s legal fees incurred in connection with this transaction shall be borne by the Company and shall be paid upon closing of the transaction.

Confidentiality	The existence and terms of this Term Sheet shall not be disclosed to any third party without the consent of the Investor, except as required by law.

Except for the obligation to pay the initial Deposit and Confidentiality, the terms and conditions set forth herein are indicative, non-binding and subject to change based on market conditions. Neither this Term Sheet nor any discussion or negotiation of the proposed transaction constitutes an agreement or obligation on the part of any person to sell or accept securities of the Company or enter into any agreement to sell or exchange securities of the Company. Any such agreement or obligation shall arise solely upon execution and delivery by the Company and the Investors of definitive documents mutually acceptable to them.